Exhibit 99.3
[ESRT letterhead]
December 16, 2013

TO INVESTORS IN 1400 BROADWAY ASSOCIATES L.L.C. (“Associates”):

The consolidation proposal submitted to investors in public and private entities supervised by Malkin Holdings was approved, properties were contributed thereunder to subsidiaries of Empire State Realty Trust, Inc. (collectively with its operating partnership and subsidiaries, “ESRT”), and ESRT successfully completed its IPO of Class A stock now trading on the New York Stock Exchange. This letter comes to you from ESRT, the parent of the successor to the supervisor.

Pursuant to our November 28, 2011 Consent Solicitation/Offering Memorandum (the “Solicitation/Offering Memo”), which was approved by the requisite supermajority of Associates’ investors, Associates granted ESRT an option to acquire Associates’ assets after resolution of then pending litigation with the ground lessor. Such litigation was resolved finally in Associates’ favor earlier this year at a time which rendered it impractical to include Associates’ assets within the planned schedule for the ESRT consolidation and IPO.

The option agreement states two appraisers are to be appointed, one by each of Associates and ESRT, to perform independent appraisals of the value of Associates’ interest. If such two appraisers do not reach consensus, they must jointly appoint a third, independent appraiser, who must then select what it determines to be the more accurate of the first two appraisals. Deadlines for each valuation step are defined. Under those deadlines, the appraised value is to be determined by April 7, 2014. ESRT then has five months to decide whether to exercise the option and approximately 90 days thereafter to close any resulting purchase.

Each of Associates and ESRT has now made its appointment of appraiser: Martin B. Levine of Metropolitan Valuation Services for Associates, and Brian R. Corcoran of Cushman & Wakefield for ESRT.

As noted in the Solicitation/Offering Memo, upon any sale closing under the option, each investor in Associates will receive such investor’s share of the consideration for the sale in accordance with Associates’ organizational documents, either in cash or securities, based on the individual election made by such investor at the time of the Solicitation/Offering Memo, as follows:

(a)	Non-accredited investors will receive cash, as required for compliance with securities laws.

(b)	Accredited investors will receive in accord with their prior elections:

•	for tax-exempt charitable investors - cash or securities described below (except the Helmsley tax-exempt entity will receive all cash)

•	for all other investors - securities consisting of:

◦	operating partnership units (non-voting)

◦	operating partnership units with Class B shares (voting)

◦	Class A shares (voting).

(c)
ESRT must pay at closing an amount of cash and securities to match the foregoing elections, except that if the price of its Class A common stock is then less than its $13 per share IPO price, ESRT may choose to pay cash in lieu of all or part of such securities, pro rata among all investors who elected securities.

The option agreement provides that Anthony E. Malkin, who is Chairman, CEO and President of ESRT and is also Agent for investors in Associates, shall recuse himself from acting on behalf of ESRT in any negotiation and valuation process. Peter L. Malkin, who is Chairman Emeritus of ESRT and is also Agent for investors in Associates, shall voluntarily recuse himself from acting on behalf of ESRT.

If Associates’ property is not acquired under the option, the Helmsley entity may request that the supervisor make reasonable and diligent efforts to conclude a sale of Associates’ assets within 36 months thereafter, subject to the required supermajority consent of Associates’ investors for any such sale. The supervisor is required to comply with the Helmsley entity’s request.

The Solicitation/Offering Memo contains more detail as to certain matters related to the foregoing. The most recent annual financial statement of Associates (for the year ended December 31, 2012) is available at malkinsecurities.com.

As Associates proceeds with the foregoing option process described in our filings with the Securities and Exchange Commission, we will not be commenting on interim steps. Associates will advise you when a final decision has been reached.

We appreciate your support.
Sincerely,
/s/ Anthony E. Malkin
Anthony E. Malkin
Chairman, CEO and President